Exhibit 2

SCHEDULE A

The name, present principal occupation or employment and citizenship of each of the executive officers and directors of the Reporting Persons are set forth below. The business address of each individual is c/o ECP, 40 Beechwood Road Summit, NJ 07901.

ECP ControlCo, LLC

Managing Members

Name	Present Principal Occupation or Employment	Citizenship
Douglas W. Kimmelman	Senior Partner of Energy Capital Partners	United States
Peter Labbat	Managing Partner of Energy Capital Partners	United States
Tyler Reeder	Managing Partner of Energy Capital Partners	United States
Rahman D’Argenio	Partner of Energy Capital Partners	United States
Raoul Hughes	Chief Executive of Bridgepoint Group plc	United Kingdom
Xavier Robert	Partner and Chief Investment Office of Bridgepoint Group plc	French

Energy Capital Partners Management, LP

Business Unit Committee

Name	Present Principal Occupation or Employment	Citizenship
Douglas W. Kimmelman	Senior Partner of Energy Capital Partners	United States
Peter Labbat	Managing Partner of Energy Capital Partners	United States
Tyler Reeder	Managing Partner of Energy Capital Partners	United States
Murray Karp	Managing partner and Chief Operating Officer of Energy Capital Partners	United States
Raoul Hughes	Chief Executive of Bridgepoint Group plc	United Kingdom
Xavier Robert	Partner and Chief Investment Office of Bridgepoint Group plc	French